Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO AMENDED CERTIFICATE OF INCORPORATION OF

ALTERNATIVE FUELS AMERICAS, INC.

Pursuant to the requirements of Sections 242 of the Delaware General Corporation Law (the "DGCL"), the undersigned, Craig Frank, hereby certifies that he is the duly elected and acting President of ALTERNATIVE FUELS AMERICAS, INC., a Delaware corporation (the "Corporation"), and does hereby make, swear to, adopt and file this Amendment to the Corporation’s Amended Certificate of Incorporation.

1.    The name under which the Corporation was originally incorporated is Sterling Partners Inc., and the date of filing the original Certificate of Incorporation of the Corporation (the “Original Certificate”) with the Secretary of State of the State of Delaware is April 22, 1993.

2.    The Original Certificate was periodically amended and most recently amended by the filing of an Amended Certificate of Incorporation of the Corporation (the “Amended Certificate”) with the Secretary of State of the State of Delaware on September 13, 2010 changing the Company’s name to Alternative Fuels Americas, Inc.

3.    Article I of the Amended Certificate is hereby amended in its entirety to read as follows:

“ARTICLE I. NAME

The name of the Corporation is KAYA HOLDINGS, INC.”

4.    This Amendment was approved by the Directors of the Corporation by written consent on February 20, 2015 and by the holders of a majority of the issued and outstanding shares of voting capital stock of the Corporation by written consent on February 20, 2015.

IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has signed this Amendment to the Amended Certificate of Incorporation this 20th day of February, 2015.

ALTERNATIVE FUELS AMERICAS, INC.

By: /s/ Craig Frank

Craig Frank, President